<PAGE 1>

Exhibit 6


September 12, 1996

IBM Credit Corporation
1133 Westchester Avenue
White Plains, NY 10604

attn: Mr. Phil Morse

Re: supplement to loan agreement, registration rights agreement and warrant

Gentlemen:

The purpose of this letter is to supplement the provisions of our amended and restated loan agreement dated August 30, 1996 (the "Loan Agreement") and our registration rights and warrant agreements dated September 12, 1996 (the "Reg Rights" and "Warrant" Agreement, respectively). Capitalized terms have the meanings assigned to them in the Loan Agreement, unless otherwise specified below.

1)     At the end of Section 2.8 of the Loan Agreement add:
"Notwithstanding the foregoing but subject to the provisions of
Section 2.10, IBM Credit will not intentionally prepay a portion of the Obligations in order to cause Customer to default on another portion of the Obligations."

2) Pursuant to Section 5.1(K) of the Loan Agreement, at the end of Section 2(a)(i) of the Reg Rights Agreement add: "Customer agrees to pay IBM Credit a $3,000,000 fee on demand if the common stock into which the Series A Preferred Stock is convertible or which is issuable upon the exercise of the warrants (as defined in the Warrant Agreement) is not subject to an effective registration statement (or otherwise freely tradeable) by March 31, 1997."

3) At the end of Section 6(d) of the Reg Rights Agreement add: "Notwithstanding the foregoing, IBM Credit can elect on reasonable notice to jointly control the defense of any claim against it with counsel of IBM credit's choice, provided that IBM Credit will bear the expense of such separate representation."

4)     At the end of Section 1(b) of the Warrant Agreement add:
"Moreover, in the event that there remains a balance due from the Company to Holder under the Loan Agreement at the time of exercise, then Holder can elect to credit such sum against the


                            -  -









Warrant Price when the Election Notice is given. Notwithstanding the foregoing, in the event that neither SCI Technology, Inc. nor Mitsubishi Electronics America, Inc. extend any trade credit to the Company prior to March 31, 1997 and Holder does not exercise the Warrant prior to such date, then, the Warrant Price will be reduced to $.80/share or the number of warrants will be increased by the difference between 600,000 and the number of warrants actually issued to trade creditors of the Company in order to induce such creditors to extend credit to the Company, the alternative being at the selection of the Company. If the














































                            -  -









<PAGE 2>
Company elects to increase the number of warrants, then the common stock issuable upon exercise of such warrants will have the same registration rights as the common stock issuable upon exercise of the original warrant."

5) Pursuant to Section 2.9(A) of the Loan Agreement, Customer and IBM Credit agree that twenty-one million, nine hundred forty thousand dollars even ($21,940,000.00) of the Outstanding
Advances pursuant to the Existing Financing Agreement shall constitute the Term Loan on the Closing Date.

6) For purposes of Clarification, Customer and IBM Credit hereby confirm and agree that solely for purposes of Section
10.16 of the Loan Agreement the definition of "Affiliate" is amended by substituting "IBM Credit" for "Customer" wherever such term appears in such definition.

7) Customer shall provide IBM Credit on or prior to December 31, 1996 with a list of all intellectual property owned by Customer or with respect to which Customer is a licensee pursuant to a license. Customer further agrees to use its best efforts to obtain from each licensor under such licenses, licensor's consent, in form and substance satisfactory to IBM Credit, to the assignment by IBM Credit of such license to a third party after the occurrence of an Event of Default pursuant to the Loan Agreement and security documents.

8) Within fifteen days (or such other shorter time period as IBM Credit may reasonably specify) after IBM Credit's request from time to time, Customer shall update and extend the projections set forth in Attachment D.

9) Upon IBM Credit's reasonable request, Customer will secure the lien release of other lienholders identified in Schedule 1 to Attachment B, if the obligations secured by such security interests have been satisfied or if such security interests have expired or are no longer necessary to Customer's business. Specifically, Customer will secure the termination or release of the lien referred to in item 5 (Apple Computer, Inc., secured party) of the Amerisearch report dated September 10, 1996 within thirty days after the Closing Date.

          [the balance of this page is deliberately blank]












                            -  -









<PAGE 3>
[SIGNATURE]

If the foregoing is acceptable, please sign and return this letter. It will be effective upon the closing of the Loan
Agreement.  Consideration is acknowledged.

Sincerely,

/s/ Charles W. Berger
Charles W. Berger, Chairman and CEO


Agreed:

IBM Credit Corporation

/s/ Philip N. Morse
_________________________________
by: Philip N. Morse, Director, Remarketer Financing Portfolio
Controls